MICHIGAN STORAGE, LLC

CONSOLIDATED FINANCIAL STATEMENTS AND
INDEPENDENT AUDITOR'S REPORT

FOR THE YEAR ENDED
DECEMBER 31, 2015 AND THE PERIOD OF
JULY 22, 2014 (INCEPTION) TO DECEMBER 31, 2014

Michigan Storage, LLC

TABLE OF CONTENTS

INDEPENDENT AUDITOR'S REPORT

To the Members
Michigan Storage, LLC

We have audited the accompanying consolidated financial statements of Michigan Storage, LLC and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2015 and 2014 and the related consolidated statements of operations, members' equity and cash flows for the year ended December 31, 2015 and the period of July 22, 2014 (Inception) to December 31, 2014, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

2001 Park Place, Suite 900, Birmingham, AL 35203 (205) 822-1010 tidwellgroup.com

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Michigan Storage, LLC and subsidiaries, as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the year ended December 31, 2015 and the period of July 22, 2014 (Inception) to December 31, 2014, in accordance with accounting principles generally accepted in the United States of America.

Tidwell Group, LLC

Birmingham, Alabama
April 4, 2016

Michigan Storage, LLC

CONSOLIDATED BALANCE SHEETS

December 31, 2015 and 2014

ASSETS

	2015	2014
CURRENT ASSETS		
Cash and cash equivalents	$ 886,192	$ 1,107,360
Restricted cash	1,076,245	454,698
Accounts receivable, net	38,852	39,643
Prepaid expenses	269,527	183,970
Inventory	29,399	13,443
Total current assets	2,300,215	1,799,114
RENTAL PROPERTY		
Buildings and improvements	52,924,000	31,972,200
Furniture and fixtures	72,030	25,190
Capitalized improvements	626,980	12,302
	53,623,010	32,009,692
Less accumulated depreciation	(2,280,247)	(381,119)
	51,342,763	31,628,573
Land	6,457,101	3,479,550
Rental property, net	57,799,864	35,108,123
OTHER ASSETS		
Loan closing costs, net	567,683	1,458,023
In place leases, net	-	941,083
Total other assets	567,683	2,399,106
TOTAL ASSETS	$ 60,667,762	$ 39,306,343

(continued)

Michigan Storage, LLC

CONSOLIDATED BALANCE SHEETS - CONTINUED

December 31, 2015 and 2014

LIABILITIES AND MEMBERS' EQUITY

	2015	2014
CURRENT LIABILITIES		
Accounts payable	$ 6,081	$ 8,243
Deferred revenue	290,008	168,417
Accrued interest	152,798	92,909
Accrued payroll	64,991	23,570
Other accrued expenses	420,811	70,007
Due to related parties	14,067	13,039
Total current liabilities	948,756	376,185
NONCURRENT LIABILITIES		
Long-term debt	48,510,000	28,705,000
Total noncurrent liabilities	48,510,000	28,705,000
TOTAL LIABILITIES	49,458,756	29,081,185
MEMBERS' EQUITY	11,209,006	10,225,158
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 60,667,762	$ 39,306,343

See notes to consolidated financial statements

Michigan Storage, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

For the year ended December 31, 2015
and the Period of July 22, 2014 (Inception) to December 31, 2014

	2015	2014
Operating income		
Rental income	$ 6,940,765	$ 1,375,063
Other income	583,481	114,035
Total operating income	7,524,246	1,489,098
Operating expenses		
Advertising and marketing	153,088	23,800
Cost of retail items sold	23,553	3,939
Office expense	65,760	15,109
Repairs and maintenance	119,802	21,032
Utilities	173,379	38,753
Payroll	570,751	130,620
Other	228,326	39,349
Property taxes and insurance	714,596	149,564
Management fees	525,740	99,900
Bad debt	167,255	28,786
Total operating expenses	2,742,250	550,852
Net operating income	4,781,996	938,246
Other income (expense)		
Interest expense	(2,147,383)	(515,660)
Acquisition costs	(2,302,358)	(45,341)
Loss on extinguishment of debt	(2,905,417)	-
Depreciation and amortization expense	(5,315,860)	(2,263,285)
Total other income (expense)	(12,671,018)	(2,824,286)
Net income (loss)	$ (7,889,022)	$ (1,886,040)

See notes to consolidated financial statements

Michigan Storage, LLC

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

For the year ended December 31, 2015
and the Period of July 22, 2014 (Inception) to December 31, 2014

	Prospect Member's Equity	Paragon/OB Members' Equity	Total Members' Equity
Balance - July 22, 2014 (Inception)	$ -	$ -	$ -
Net income (loss)	(1,603,134)	(282,906)	(1,886,040)
Member contributions	10,578,939	1,866,872	12,445,811
Member distributions	(284,421)	(50,192)	(334,613)
Balance - December 31, 2014	8,691,384	1,533,774	10,225,158
Net income (loss)	(6,705,669)	(1,183,353)	(7,889,022)
Member contributions	9,579,458	1,690,493	11,269,951
Member distributions	(2,037,519)	(359,562)	(2,397,081)
Balance - December 31, 2015	$ 9,527,655	$ 1,681,351	$ 11,209,006

See notes to consolidated financial statements

Michigan Storage, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the year ended December 31, 2015
and the Period of July 22, 2014 (Inception) to December 31, 2014

	2015	2014
Cash flows from operating activities:		
Net income (loss)	$ (7,889,022)	$ (1,886,040)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:		
Depreciation	1,899,128	381,119
Amortization	4,386,645	1,882,167
Amortization of loan cost	62,317	50,276
Changes in operating assets and liabilities:		
Receivables	791	(39,643)
Inventory	(15,956)	(13,443)
Prepaid expenses and other current assets	(85,557)	(183,970)
Tax and insurance escrow	(33,469)	(182,945)
Accounts payable	(2,162)	8,243
Deferred revenue	121,591	168,417
Accrued interest	59,889	92,909
Accrued payroll	41,421	23,570
Other accrued expenses	350,804	70,007
Due to related parties	1,028	13,039
Net cash provided (used) by operating activities	(1,102,552)	383,706
Cash flows from investing activities:		
Purchases of property and equipment	(11,988,812)	(35,489,242)
Cash paid for other intangibles	(2,475,649)	(2,823,250)
Increase in replacement reserve	(264,678)	(271,693)
Increase in other restricted cash	(323,400)	(60)
Net cash provided (used) by investing activities	(15,052,539)	(38,584,245)

(continued)

Michigan Storage, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

For the year ended December 31, 2015
and the Period of July 22, 2014 (Inception) to December 31, 2014

	2015	2014
Cash flows from financing activities:		
Proceeds from long-term debt	19,805,000	28,705,000
Principal payments on long-term debt	(12,602,057)	-
Cash paid for loan closing costs	(141,890)	(1,508,299)
Member contributions	11,269,951	12,445,811
Member distributions	(2,397,081)	(334,613)
Net cash provided (used) by financing activities	15,933,923	39,307,899
Net increase (decrease) in cash	(221,168)	1,107,360
Cash, beginning of year	1,107,360	-
Cash, end of year	$ 886,192	$ 1,107,360
Supplemental disclosure of cash flow information:		
Interest paid	$ 2,025,177	$ 422,751
Supplemental schedule of non-cash investing and financing activities:		
Loans assumed for purchase of property and equipment	$ 12,602,057	$ -

See notes to consolidated financial statements

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Michigan Storage, LLC ("the Company") is a Delaware limited liability company formed July 22, 2014 pursuant to the laws of the State of Delaware to own, operate, and maintain self-storage facilities. The Company shall continue in existence perpetually unless the Company is dissolved and its affairs wound up in accordance with the Act or the operating agreement. The Company began operations in August 2014 with the acquisition of seven self-storage properties located in the state of Michigan. In January 2015, the Company acquired five additional properties all located in Michigan. Each property is owned in a separate wholly-owned subsidiary. Additionally, Michigan Storage TRS, LLC is a wholly-owned subsidiary, created for the purpose of handling retail sales and truck rentals for the other entities. The principal business activities include the acquisition, development, ownership, and operation of self-storage facilities that offer storage spaces for lease, generally on a month-to-month basis, for personal and business use.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements are presented on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The Company's operations are conducted through wholly-owned subsidiaries that are all consolidated. All material intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with maturities of three months or less as well as certificates of deposit to be cash equivalents.

Fair Value of Financial Instruments

The carrying value of some of the Company's financial instruments, which may include cash on deposit, cash equivalents, money market funds, tenant receivables, restricted deposits, and reserves, accounts payable, accrued expense, and other current liabilities approximates fair value due to their short maturities. None of the financial instruments are held for trading purposes.

Accounts Receivable and Bad Debts

The Company's accounts receivable are stated net of an allowance for uncollectable accounts. An allowance for doubtful accounts is established and bad debt expense is recorded upon a periodic review and evaluation of the accounts by management. At December 31, 2015 and 2014, the Company had recorded an allowance for doubtful accounts in the amount of $1,152 and $4,839, respectively.

Rental Property

Rental property is recorded at cost. Maintenance and repairs are charged to expense as incurred and improvements are capitalized. Disposals of depreciable property are recorded to the appropriate property accounts by reducing the related costs and accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives as follows:

Buildings and improvements	3-39 years
Furniture and fixtures	10-15 years
Capitalized improvements	10-39 years
Computer hardware	3 years

Impairment of Long-Lived Assets

The Company reviews its rental property for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. When recovery is reviewed, if the undiscounted cash flows estimated to be generated by the property are less than the carrying amount, management compares the carrying amount of the property to its fair value in order to determine whether an impairment loss has occurred. If the fair value is less than the carrying amount of the asset, an impairment loss is recognized for the difference. No impairment losses have been recognized during the year ended December 31, 2015 or for the period of July 22, 2014 (Inception) to December 31, 2014.

Amortization

Financing fees and related acquisition costs in the amount of $646,831 and $1,508,299 at December 31, 2015 and 2014, respectively, are amortized over a period of 10 years, the term of the related loan, using the straight line method. Amortization expense related to these financing costs was $62,317 and $50,277 for 2015 and 2014, respectively, and is included in interest expense in the consolidated statements of operations. As of December 31, 2015 and 2014, accumulated amortization was $79,148 and $50,276, respectively. Accounting principles generally accepted in the United States of America require that the effective yield method be used to amortize financing costs; however, the effect of using the straight-line method is not materially different from the results that would have been obtained under the effective yield method. Estimated amortization of financing fees for the ensuing five years is $64,683.

In place leases acquired on property acquisitions in the amount of $5,298,899 and $2,823,250 at December 31, 2015 and 2014, respectively, are amortized over a six month period, which is the estimated average remaining occupancy period from existing leases at the date of acquisition, using the straight line method. Amortization expense of in place leases was $3,416,732 and $1,882,167 for 2015 and 2014, respectively. As of December 31, 2015 and 2014, accumulated amortization was $5,298,899 and $1,882,167, respectively. All in place leases are fully amortized as of December 31, 2015 and estimated amortization for in place leases is $0 for 2016.

Rental Income

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Company and the tenants of the properties are operating leases, and the terms are generally month to month.

Deferred Revenue

As of December 31, 2015 and 2014 deferred revenue amounted to $290,008 and $168,417, respectively. These balances consist of prepaid rents, which are recognized as rental income when earned.

Advertising Costs

The Company's policy is to expense advertising costs when incurred. During 2015 and 2014, advertising costs of $153,088 and $23,800 were incurred, respectively and such amounts are included in operating expenses in the accompanying consolidated statements of operations.

Environmental Cost

The Company accrues environmental assessments and/or remediation costs when it is probable that such efforts will be required and the related costs can be reasonably estimated. Although there can be no assurance, management is not aware of any environmental contamination at any of the facilities, which, individually or in the aggregate, would be material to the overall business, financial condition or results of operations.

Income Taxes

The Company, excluding its wholly owned subsidiary Michigan Storage TRS, LLC, files Partnership Returns of Income with the U.S. federal and state tax jurisdictions. Since taxable income or loss passes through to, and is reportable by, the members, no income tax provision or benefit is generally included in the consolidated financial statements. Some state or local jurisdictions may require tax to be paid by the Company. Michigan Storage TRS, LLC has elected to be taxed as a corporation. Income taxes associated with Michigan Storage TRS, LLC for 2015 and 2014 are immaterial and no provision for income tax expense related to its taxable income is included in these consolidated financial statements. There are no pending income tax examinations by the federal or state tax authorities. Management has evaluated the tax positions taken within their tax returns and do not believe there are any significant uncertain positions taken on the returns.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on the previously reported partners' equity (deficit) or net income (loss) of the Partnership.

NOTE 3 – RESTRICTED DEPOSITS AND RESERVES

Replacement Reserve

In accordance with the loan agreements, a replacement reserve account has been established, which is funded out of gross receipts, as defined in the loan agreements, payable in monthly installments for the purpose of substantial repairs and replacements of rental property. As of December 31, 2015 and 2014 the balance was $536,371 and $271,693, respectively

Real Estate Tax and Insurance Escrow

In accordance with the loan agreements, the Company is required to fund mortgage escrow deposits to be used to pay for real estate taxes and insurance. As of December 31, 2015 and 2014 the balance was $216,414 and $182,945, respectively.

Deferred Acquisition Fee Escrow

During 2015, the Company set up an escrow account to hold funds for payment of a deferred acquisition fee. An acquisition fee of one percent (1%) was due to a related entity on the final purchase price of the various properties, with 50% of the fee payable at closing and the remaining 50% retained and to be paid upon certain minimum yield amounts being met. The Company has deposited $323,400 into escrow which is still held at December 31, 2015. This amount is expected to be paid in 2016.

Utility Deposits

As of December 31, 2015 and 2014 the Company has a $60 utility deposit.

NOTE 4 - PROPERTY ACQUISITIONS

In August 2014, the Company acquired seven properties at a purchase price of $38,275,000. Proceeds from long-term debt in the amount of $28,705,000 were used to finance the acquisition. In January 2015, the Company acquired five properties at a purchase price of $26,405,000 and debt in the amount of $12,602,057 was assumed as part of the acquisition. The purchase price of each acquisition is allocated to the tangible and intangible assets acquired and liabilities, including debt, assumed based on their fair values, which are estimated based on independent third party valuations and appraisals as follows:

	Land	Buildings	Site Improvements	In Place Leases	Total
2014	$ 3,479,549	$ 31,367,190	$ 605,011	$ 2,823,250	$ 38,275,000
2015	2,977,552	20,356,017	595,782	2,475,649	26,405,000
	$ 6,457,101	$ 51,723,207	$ 1,200,793	$ 5,298,899	$ 64,680,000

In 2014, loan and acquisition costs in the amount of $1,508,299 were incurred. Amortization of these costs in the amount of $50,276 was included in interest expense in 2014. During 2015 the company determined that $969,913 of the unamortized costs should be classified as transaction costs and are included in acquisition cost for 2015. Transaction costs in the amount of $1,009,045 were incurred in the 2015 acquisition and are included in acquisition costs.

NOTE 5 - MORTGAGE PAYABLE

The Company obtained $4,350,000 as a note payable to Starwood Mortgage Capital, LLC with an interest rate of 4.513 percent. At December 31, 2015 and 2014, the outstanding balance was $4,350,000 and $4,350,000, respectively. The note matures on September 6, 2024.

The Company obtained $5,460,000 as a note payable to Starwood Mortgage Capital, LLC with an interest rate of 4.513 percent. At December 31, 2015 and 2014, the outstanding balance was $5,460,000 and $5,460,000, respectively. The note matures on September 6, 2024.

The Company obtained $11,815,000 as a note payable to Starwood Mortgage Capital, LLC with an interest rate of 4.454 percent. At December 31, 2015 and 2014, the outstanding balance was $11,815,000 and $11,815,000, respectively. The note matures on September 6, 2024.

The Company obtained $3,480,000 as a note payable to Starwood Mortgage Capital, LLC with an interest rate of 4.454 percent. At December 31, 2015 and 2014, the outstanding balance was $3,480,000 and $3,480,000, respectively. The note matures on September 6, 2024.

The Company obtained $3,600,000 as a note payable to Starwood Mortgage Capital, LLC with an interest rate of 4.513 percent. At December 31, 2015 and 2014, the outstanding balance was $3,600,000 and $3,600,000, respectively. The note matures on September 6, 2024.
The Company obtained $5,225,000 as a note payable to Starwood Mortgage Capital, LLC with an interest rate of 4.187 percent. At December 31, 2015, the outstanding balance was $5,225,000. The note matures on March 6, 2025.

The Company obtained $5,025,000 as a note payable to Starwood Mortgage Capital, LLC with an interest rate of 4.187 percent. At December 31, 2015, the outstanding balance was $5,025,000. The note matures on March 6, 2025.

The Company obtained $2,630,000 as a note payable to Starwood Mortgage Capital, LLC with an interest rate of 4.187 percent. At December 31, 2015, the outstanding balance was $2,630,000. The note matures on March 6, 2025.

The Company obtained $5,620,000 as a note payable to Starwood Mortgage Capital, LLC with an interest rate of 4.187 percent. At December 31, 2015, the outstanding balance was $5,620,000. The note matures on March 6, 2025.

The Company obtained $1,305,000 as a note payable to Starwood Mortgage Capital, LLC with an interest rate of 4.187 percent. At December 31, 2015, the outstanding balance was $1,305,000. The note matures on March 6, 2025.

Each note is payable monthly, interest only and is secured by mortgage on real estate and assignment of leases and rents. The Company is also required to make monthly escrow deposits for taxes, insurance, and replacement reserves.

NOTE 6 – LOSS ON EXTINGUISHMENT OF DEBT

The Company incurred loan cost in the amount of $408,430 related to the debt assumed in the January 2015 acquisition. In March 2015, the Company refinanced the loans related to these five properties and incurred cost in the amount of $2,496,987 (defeasance fees and legal costs) to retire the existing debt. The total cost in the amount of $2,905,417 associated with the retired debt is reported in the consolidated statements of operations as loss on extinguishment of debt.

NOTE 7 – RELATED PARTY TRANSACTIONS

Property Management Agreement

Each of the subsidiaries entered into a property management agreement with OB Management Services, Inc. (OBM), a related party, to manage the properties. In accordance with the management agreements, the management company earns a fee equal to six percent (6%) of the available funds, as defined in the management agreement (generally revenues determined on cash basis), or $2,000 per month, whichever is greater. The agreement provides that twenty-five percent (25%) of the monthly property management fee is subject to being withheld by the Owner (subsidiary entity) as "Subordinated Fees" and that such "Subordinated Fees" are permitted to be paid to the Members of Michigan Storage, LLC and shall be deemed to have been paid to OBM. OBM and its president also act as the representative or agent in connection with the offering of tenant insurance and OBM is entitled to fifty percent (50%) of the insurance administration fees earned, with the remaining fifty percent (50%) accruing to the benefit of the Owner.

OBM entered into a Sub-Management Services Agreement with Simply Storage Management, LLC (SSM), an affiliated entity, in order to sub-contract the property management duties to SSM. Under this sub-management services agreement, SSM is entitled to receive the entire monthly property management fee due OBM under the property management agreement. This does not include the insurance administration fees that are earned by OBM.

Property management fees incurred during 2015 and 2014 were $452,280 and $85,656, of which $37,407 and $35,424 remain payable, respectively.

Asset Management Agreement

Each of the subsidiaries entered into a management agreement with Paragon OB Storage, LLC (POS) to manage the properties. In accordance with the management agreements, the management company earns an asset management fee equal to one percent (1%) of the available funds. Asset management fees incurred during 2015 and 2014 were $73,460 and $14,244, of which $0 and $14,244 remain payable, respectively.

Acquisition Fee

CCN Storage Partners Michigan, LLC, an affiliated entity, is to be paid an acquisition fee equal to one percent (1%) of the final purchase price payable for each property acquisition. The total acquisition fee earned by the related party is $646,800. The acquisition fee paid during 2015 and 2014 was $132,026 and $191,374, respectively. At December 31, 2015, the balance of the acquisition fee payable is $323,400 and is included in other accrued expense in the accompanying consolidated balance sheets.

Due to Related Parties

Certain expenses are paid for by the management company and have yet to be reimbursed at December 31, 2015 and 2014. The total of these unreimbursed advances at December 31, 2015 and 2014 is $14,067 and $13,039, respectively.

NOTE 8 - CONCENTRATION OF CREDIT RISK

The Company maintains its cash, restricted deposits, and reserves with financial institutions. The bank balances are insured by the Federal Deposit Insurance Corporation up to $250,000 at each bank. At times, these balances may exceed the federal insurance limits; however, the Company has not experienced any losses with respect to its bank balances in excess of government provided insurance. Management believes that no significant concentration of credit risk exists with respect to these bank balances at December 31, 2015.

NOTE 9 – GEOGRAPHIC CONCENTRATION

The Company operates the properties in the state of Michigan. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the demand for temporary storage facilities.

NOTE 10 – SUBSEQUENT EVENTS

Events that occur after the balance sheet date but before the financial statements were available to be issued must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying financial statements. Subsequent events which provide evidence about conditions that existed after the balance sheet date require disclosure in the accompanying notes. Management evaluated the activity of the Company through April 4, 2016 (the date the financial statements were available to be issued) and concluded that no subsequent events have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Financial Statements.